Exhibit 99.1

NewsRelease

DYNAMICS RESEARCH CORPORATION

TWO TECH DRIVE, ANDOVER, MASSACHUSETTS 01810	TEL. 978/289-1500	www.drc.com

DRC TO OPEN NEW NATIONAL CAPITAL REGION HEADQUARTERS

--- Company Continues Expansion of Washington-Area Presence ---

ANDOVER, Mass. – January 11, 2011 – Dynamics Research Corporation (Nasdaq: DRCO), a leading provider of innovative management consulting and information technology solutions to federal and state governments, today announced the selection of Clarendon Square in Arlington, Va., as the location for its new national capital region headquarters.  With more than 600 employees in the region, the Washington, D.C. area is now DRC’s largest operating location. DRC’s chairman and chief executive officer, Jim Regan, has relocated his primary office to Northern Virginia, however, functional operations will continue to be located principally at the company’s corporate headquarters facility in Andover, Mass.

The new facility, which is expected to open on June 1, 2011, and has been leased for seven years, will consolidate operations currently located in Reston, Va., and the Arlington neighborhoods of Ballston, and Crystal City.  The company will continue to maintain national capital region offices serving local customers in Washington, D.C., Columbia, Md., Edgewood, Md., Falls Church, Va., Crystal City and Dumfries, Va., and anticipates no significant change in facilities costs as a result of this transition.

“The strong growth momentum of our federal business was the catalyst for this strategic initiative,” said Mr. Regan.  “In 2010, approximately 60 percent of our business was concentrated in federal growth markets.  This business, which is located primarily in the national capital region, is anticipated to increase to approximately 65 percent of total revenue in 2011, growing in the range of 13 to 15 percent.  Consolidating our operational headquarters in the new Clarendon facility will significantly improve organizational effectiveness as we continue to expand our presence in the Washington area.”

The Clarendon office will include the company’s newly formed Federal Group headquarters, as well as a demonstration center, a training center and DRC executive offices.   “The high visibility Clarendon location brings us closer to many customers.  This proximity along with strong and efficient service from our functional offices in Andover positions us well to provide superb service to our clients,” said Paul Strasser, DRC’s Federal Group senior vice president and general manager.

The Clarendon facility, which totals approximately 37,000 square feet, is in the Clarendon Square Building located at 3033 Wilson Boulevard, adjacent to the Clarendon Metro station in the heart of Arlington. The office is situated close to government customers, and its location offers a vibrant urban community culture with desirable neighborhood living and a diverse selection of shopping and dining alternatives. DRC will be one of the lead tenants occupying the Class A building owned by Phillips Development Corporation, who was represented by Michael Altman and Marty Almquist of Cassidy Turley in the transaction.  DRC was represented by Brad Davis of CB Richard Ellis and Neil A. Schneider of McCall & Almy in the transaction.

About Dynamics Research Corporation
Dynamics Research Corporation (DRC) provides measurable performance improvements for government customers through the delivery of innovative management consulting, engineering and technology solutions.  DRC offers the capabilities of a large company and the responsiveness of a small company, backed by a history of excellence and customer satisfaction.  Founded in 1955, DRC is a publicly held corporation (Nasdaq: DRCO) and maintains more than 25 offices nationwide with major offices in Andover,

Massachusetts and the Washington, D.C. region.  For more information, please visit our website at www.drc.com.

Safe harbor statements under the Private Securities Litigation Reform Act of 1995: Some statements contained or implied in this news release, may be considered forward-looking statements, which by their nature are uncertain. Consequently, actual results could materially differ. For more detailed information concerning how risks and uncertainties could affect the company's financial results, please refer to DRC's most recent filings with the SEC. The company assumes no obligation to update any forward-looking information.

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